CONSENT OF INDEPENDENT AUDITORS



         We hereby consent to the use of our reports dated January 29, 1999, on the financial statements of The Avatar Advantage Equity Allocation Fund, The Avatar Advantage Balanced Fund and The Avatar Advantage International Equity Allocation Fund series of Advisors Series Trust referred to therein, in this Post-Effective Amendment to the Registration Statement on Form N-1A, File No. 333-17391 of Advisors Series Trust as filed with the Securities and Exchange Commission.

         We also consent to the reference to our Firm in the Prospectuses  under
the  caption  "Financial   Highlights"  and  in  the  Statements  of  Additional
Information under the caption "General Information."


                                                   McGladrey & Pullen, LLP




New York, New York
April 30, 1999